EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2011
FIRST QUARTER RESULTS

Revenue Increased 25 Percent and First Quarter Earnings Increased 230 Percent over Prior Year

FLANDERS, NEW JERSEY (May 2, 2011) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the first quarter of 2011.

2011 First Quarter Highlights:

•	First quarter 2011 revenue of $50.6 million increased 25 percent as compared with first quarter 2010 revenue.

•	GAAP net income for first quarter 2011 was $6.7 million or $0.21 per share fully diluted, as compared with net income of $2.0 million or $0.07 per share fully diluted for first quarter 2010.

•	Cash increased by $9.8 million to $81.5 million or $2.54 per share.

•	Software sales of $6.1 million marked a quarterly record for Rudolph Technologies.

Recent Business Highlights:

•	Rudolph expanded into LED with inspection tool sales and software solutions at six LED manufacturers.

•	Rudolph received multiple system orders for its latest opaque metrology tool, MetaPULSE®-G, from a major Asian foundry and an integrated device manufacturer (IDM).

•	Next generation Advanced Macro Inspection Module, F30™, was launched in April with competitive wins at five customers and tools currently in high volume manufacturing at three sites.

“Rudolph's solid financial performance in the first quarter provides a sturdy foundation for the record 2011 we continue to forecast,” noted Paul F. McLaughlin, Chairman and Chief Executive Officer. “We are particularly pleased with the expanding breadth of our customer base as we continue to leverage our Company's significant market penetration in both front-end and back-end markets which are off-cycle to each other. With early signs of recovery in our back-end markets, our overall book-to-bill ratio was above 1.0, which is higher than the industry's ratio of 0.95. Our new products are gaining market acceptance and share, with technology related orders from fabless, OSAT, IDM, foundry and LED customers, which are often precursors to capacity-related buys. With the industry's focus maturing solely beyond capacity, customers are increasingly investing in yield-performance improvement, which is Rudolph's expertise. Much of this increased momentum in Rudolph products and services is being driven today by advanced computing, mobile smart phone and tablet connectivity.”

McLaughlin continued, “Rudolph is building, diversifying and growing. Our strategic investments in R&D have resulted in technology-leading products, which firmly position the Company to further our growth strategy. The markets that we serve have above average growth opportunities and we are #1 or #2 share leaders in most served markets. We have a substantial and expanding portfolio of products and technologies that gives us balance throughout cycles. Our target mix of 60 percent inspection, 30 percent metrology and 10 percent software revenues that we apply to front-end and back-end markets in a 60 percent to 40 percent ratio, respectively, are forecast to show non-GAAP operating margins on the order of 30 percent, with volume increases of approximately 20 percent over first quarter levels in the quarters ahead.”

First Quarter 2011 Financial Results
First quarter 2011 revenue totaled $50.6 million, a 25 percent increase compared with $40.6 million for the 2010 first quarter. During the 2011 first quarter, international sales represented approximately 75 percent of revenue, while domestic sales accounted for 25 percent. In the first quarter of 2010, international sales represented approximately 80 percent of revenue and domestic sales accounted for 20 percent. Revenue from front-end semiconductor customers accounted for approximately 70 percent of revenue and back-end customers accounted for 30 percent.

First quarter 2011 gross margin was 54 percent, up from 50 percent in the first quarter 2010. Higher margin software sales in the quarter were offset by an increase in inventory reserves related to older product lines.

Operating expenses for the first quarter of 2011 totaled $19.2 million, an increase of $1.9 million from $17.3 million in the 2010 first quarter. Research and development (R&D) expenses for the first quarter totaled $8.9 million, compared with $7.8 million in the first quarter of 2010. The increase in R&D is primarily due to higher compensation and patent litigation costs and the inclusion of the R&D expenses related to the YDI (an MKS product line) acquisition completed in the third quarter of 2010. Selling, general and administrative (S,G&A) expenses for the first quarter totaled $9.9 million, compared with $9.0 million in the 2010 first quarter. The increase in S,G&A was primarily due to higher compensation costs.

GAAP net income for the first quarter of 2011 was $6.7 million, or $0.21 per share, compared with net income of $2.0 million or $0.07 per share, for the first quarter of 2010. Excluding the after-tax impact of $2.2 million in non-GAAP adjustments, which included litigation and share-based compensation charges, the first quarter 2011 non-GAAP net income was $8.5 million, or $0.26 per diluted share.

Balance Sheet Strength
At March 31, 2011, cash and marketable securities increased $9.8 million to $81.5 million from the previous quarter. Accounts receivable decreased to $54.3 million and inventory increased to $57.4 million. Working capital increased $9.4 million, ending the quarter at $169.2 million.

Conference Call
Rudolph Technologies will discuss its 2011 first quarter results on a conference call it is hosting today at 4:30 PM EDT. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees, share based compensation, and restructuring costs. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies

Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The company's yield management solutions are used in both the wafer processing and final manufacturing of ICs, as well as in emerging markets such as LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the company's web site at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	March 31, 2011	December 31, 2010
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$81,542	$71,749
Accounts receivable, net	54,257	59,758
Inventories	57,375	52,311
Prepaid and other assets	2,253	2,711
Total current assets	195,427	186,529
Net property, plant and equipment	13,108	13,677
Intangibles	13,620	14,063
Other assets	4,678	4,784
Total assets	$226,833	$219,053

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$15,875	$14,686
Other current liabilities	10,381	12,098
Total current liabilities	26,256	26,784
Non-current liabilities	7,317	7,235
Total liabilities	33,573	34,019
Stockholders' equity	193,260	185,034
Total liabilities and stockholders' equity	$226,833	$219,053

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31, 2011	March 31, 2010

Revenues	$50,599	$40,622
Cost of revenues	23,302	20,335
Gross profit	27,297	20,287
Operating expenses:
Research and development	8,895	7,847
Selling, general and administrative	9,875	9,006
Amortization	443	413
Total operating expenses	19,213	17,266
Operating income	8,084	3,021
Interest income	42	36
Other income (expense)	24	(289)
Income before income taxes	8,150	2,768
Provision for income taxes	1,411	723
Net income	$6,739	$2,045

Net income per share:

Basic	$0.21	$0.07
Diluted	$0.21	$0.07

Weighted average shares outstanding:

Basic	31,537	31,117
Diluted	32,071	31,352

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended
	March 31,	March 31,
	2011	2010

GAAP operating income	$8,084	$3,021
Non-GAAP adjustments:
Litigation costs	872	690
Restructuring expenses (1)	—	360
Share-based compensation	1,281	1,300
Total non-GAAP adjustments	2,153	2,350
Non-GAAP operating income	$10,237	$5,371

GAAP net income	$6,739	$2,045
Total non-GAAP adjustments	2,153	2,350
Income tax effect of non-GAAP adjustments (2)	(425)	(1,068)
Non-GAAP net income	$8,467	$3,327

Net income per share:
Basic	$0.27	$0.11
Diluted	$0.26	$0.11

1) During the three months ended March 31, 2010, the Company recorded restructuring expenses of $0.4 million for the charges related to the transition of our New Jersey manufacturing facility to our Minnesota facility.

2) For the three month periods ended March 31, 2011 and 2010, the non-GAAP adjustments were taxed at a marginal tax rate of 17.8% and 45.4%, respectively.
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